UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2009

Anadys Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50632	22-3193172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3115 Merryfield Row, San Diego, CA
San Diego, CA 92121
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (858) 530-3600
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.05 Costs Associated with Exit or Disposal Activities.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Exhibit Index
EX-1.1
EX-4.1
EX-5.1
EX-99.1
EX-99.2

Item 1.01 Entry into a Material Definitive Agreement.
     On June 3, 2009, Anadys Pharmaceuticals, Inc. entered into a placement agent agreement with Cowen & Company, LLC (the “Placement Agent”) relating to the issuance and sale of (a) up to 8,358,000 shares of the Company’s common stock and (b) warrants to purchase up to 2,925,300 shares of the Company’s common stock with an exercise price of $2.75 per share. The shares of common stock and the warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.35 of a share of common stock, at a purchase price of $2.09375 per unit. Each warrant is exercisable 6 months after issuance and will expire five years from the date of issuance. Under the terms of the transaction, the Company will sell the common stock and warrants to institutional investors for gross proceeds of approximately $17.5 million. Pursuant to the terms of the placement agent agreement, the Company has agreed to pay the Placement Agent a fee equal to 6% of the gross proceeds from the offering of common stock and warrants in the offering, and to reimburse it for legal and other expenses, not to exceed $100,000. The sale of the common stock and warrants is being made pursuant to subscription agreements between the Company and the investors. The closing of the offering is expected to take place on June 9, 2009, subject to the satisfaction of customary closing conditions. A copy of the placement agent agreement, form of warrant and form of subscription agreement are attached as Exhibits 1.1, 4.1 and 99.1 hereto, respectively, and are incorporated herein by reference.
     The common stock and warrants will be issued pursuant to a prospectus supplement which has been filed with the Securities and Exchange Commission on the date hereof in connection with a shelf takedown from the Company’s registration statement on Form S-3 (File No. 333-158342), which became effective on April 23, 2009. A copy of the opinion of Cooley Godward Kronish LLP relating to the legality of the issuance and sale of the securities in the offering is attached as Exhibit 5.1 hereto.
     On June 4, 2009, the Company issued a press release announcing the pricing of the offering. A copy of the press release is attached as Exhibit 99.2 hereto.
     The foregoing descriptions of the placement agent agreement, form of warrant and form of subscription agreement do not purport to be complete and are qualified in their entirety by reference to the exhibits hereto.
Item 2.05 Costs Associated with Exit or Disposal Activities.
     On June 3, 2009, the Company initiated a strategic restructuring to focus its operations on the development of ANA598, in particular a proposed Phase II study of ANA598 in combination with interferon and ribavirin. The strategic restructuring is expected to result in a reduction in the Company’s workforce of approximately 40%, with most of the employees departing by the end of June 2009 and several others departing at later dates prior to the end of 2009. The Company intends to retain the clinical development infrastructure required to conduct the Phase II study of ANA598, key capabilities directed toward pharmaceutical development and next generation non-nucleosides, and a streamlined administrative staff. The Company anticipates the reduction in force to generate annual cash expense savings of between approximately $4.0 million and $5.0 million. The Company is providing cash severance payments, continuation of benefits, outplacement services and certain stock option modifications to employees directly affected by the workforce reduction in exchange for a waiver and release of any potential claims. The Company estimates that, during the second and third quarters of 2009, it will incur one-time cash charges of approximately $1.1 million in severance costs and $0.2 million in continuation of benefits and outplacement services. In addition, the Company estimates that it will incur a one-time noncash charge of between $0.9 million and $1.2 million associated with the modification of stock options for individuals included in the reduction in workforce. The Company also intends to move its operations to a significantly smaller building in July 2009 upon the termination of its existing lease, and expects to achieve an annual facility expense reduction of approximately $1.8 million. The Company expects to complete the activities related to this strategic restructuring during the fourth quarter of 2009.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     As part of the Company’s restructuring and reduction in force described in Item 2.05 above, the executive officer positions of Senior Vice President, Operations and Chief Financial Officer, currently held by James T. Glover, and Vice President, Human Capital, currently held by Mary Yaroshevsky-Glanville, are being eliminated. Mr. Glover’s termination date is expected to be June 30, 2009, and Ms. Yaroshevsky-Glanville’s termination date is expected to be September 30, 2009.
     The Company had previously entered into an Amended and Restated Severance and Change in Control Agreement on March 3, 2008 with each of Mr. Glover and Ms. Yaroshevsky-Glanville (the “Severance Agreements”). In addition to the benefits described in the Severance Agreements and contingent upon delivery of an effective waiver and release, Mr. Glover and Ms. Yaroshevsky-Glanville will each receive the following additional severance benefits: (i) the stock options that would have vested from each of Mr. Glover’s and Ms. Yaroshevsky-Glanville’s respective termination dates through December 31, 2009, had Mr. Glover and Ms. Yaroshvesky-Glanville remained employed by the Company until December 31, 2009, will be accelerated and fully vested; and (ii) all of Mr. Glover’s and Ms. Yaroshevsky-Glanvilles’s vested stock options will remain exercisable until December 31, 2010.
     Effective upon Mr. Glover’s departure from the Company, Peter T. Slover, the Company’s current Senior Director, Finance and Controller, will be promoted to the position of Vice President, Finance and Operations and appointed as the Company’s Principal Accounting Officer and Principal Financial Officer. Mr. Slover’s employment is at-will, meaning that his employment may be terminated at any time by either the Company or Mr. Slover. Upon his promotion, Mr. Slover’s base salary will be $205,000 and he will be eligible for an annual target bonus equal to 30% of his base salary pursuant to the terms of the Company’s Executive Officer Bonus Plan. In connection with his promotion, Mr. Slover will receive a stock option grant to purchase 50,000 shares of the Company’s common stock. Additionally, the Company and Mr. Slover will enter into a Severance and Change in Control Agreement providing for severance benefits for Mr. Slover commensurate with, and upon terms identical to, those provided for the Company’s other executive officers. The severance agreement provides certain benefits in the event that the individual’s employment with the Company is terminated by the Company without Cause or the individual resigns with Good Reason (as such terms are defined in the agreement). In such event that is not in connection with a Change in Control (as defined in the agreement), and contingent upon delivery of a waiver and release, the individual will be entitled to the following benefits: (i) a lump sum payment equal to 12 months of annual base salary, less standard deductions and withholdings; (ii) the Company will pay the individual’s COBRA group health insurance premiums for the individual and his or her eligible dependents for a period of 12 months; (iii) outplacement services for a period of 6 months; (iv) the partial acceleration of vesting of stock options granted less than one year prior to the date of termination will be provided so that such stock options will be 25% vested on the date of termination; and (v) the vested stock options held by the individual will be automatically amended so that the individual will be able to exercise such vested stock options during the 15-month period following the date of termination. If such termination occurs within the 6-month period immediately preceding or the 24-month period immediately following a Change in Control (as defined in the agreement), then contingent upon delivery of a waiver and release, the individual will be entitled to the following benefits: (1) a lump sum payment equal to 12 months of annual base salary, plus a payment equal to a pro rated bonus amount for the then current year based on the bonus opportunity the individual would be eligible for under the Anadys Pharmaceuticals, Inc. Executive Officer Bonus Plan, less standard deductions and withholdings; (2) the Company will pay the individual’s COBRA group health insurance premiums for the individual and his or her eligible dependents for a period of 12 months; (3) outplacement services for a period of 6 months; and (4) all outstanding options held by the named executive officer will be automatically amended to provide for the full acceleration of vesting and exercisability of the stock options.
     Mr. Slover, 34, joined the Company in April 2004 and has served as the Company’s Senior Director, Finance and Corporate Controller since January 2009. Mr. Slover served as the Company’s Manager of Financial Reporting from April 2004 to December 2005, as its Senior Manager, Financial Reporting and Internal Controls from January 2006 to July 2006, as its Associate Controller from August 2006 to December 2006 and as its Controller from January 2007 to December 2008. Prior to joining the Company, Mr. Slover began his career as an auditor at KPMG LLP where he spent seven years in public accounting. Mr. Slover is a licensed Certified Public Accountant in the State of California. Mr. Slover received a B.S. degree in Business Administration from Shippensburg University.

Item 8.01 Other Events
     We are filing the following information with the Securities and Exchange Commission for the purpose of updating our publicly disclosed description of our business and our publicly disclosed description of our risk factors.
     As used herein, the words “we,” “us,” “our,” and “Anadys” refer to Anadys Pharmaceuticals, Inc., unless explicitly noted otherwise.
BUSINESS
Our Business
     Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. We believe hepatitis C represents a large and significant unmet medical need. Our objective is to contribute to an improved treatment outcome for patients with this serious disease. We believe that meaningful improvements in treatment outcomes offer the highest likelihood for commercial acceptance of our products if approved for sale.
     We are developing ANA598, a small-molecule, non-nucleoside inhibitor of the NS5B polymerase for the treatment of hepatitis C. We also have investigated ANA773, an oral, small-molecule inducer of endogenous interferons that acts via the Toll-like receptor 7, or TLR7, pathway in a Phase I trial in hepatitis C.
     Our expertise is based on two distinct scientific approaches to treating disease. With ANA598 we are focused on developing a direct antiviral, meaning a product candidate that acts by directly interacting with, and blocking the function of, a component of the virus. We discovered ANA598 through an extensive structure-based drug design program that focused on parameters we feel are critical for success in chronic viral diseases, including potency and sustained drug levels in blood. With ANA773, we are stimulating the patients’ own immune systems to block cells infected with the hepatitis C virus from further producing more virus particles and amplifying the infection. ANA773 stimulates the immune system through activating a key receptor on immune cells known as TLR7. Our knowledge of TLR7 is buttressed by an extensive preclinical program exploring the pharmacology of this receptor and by previous clinical experience with other molecules that act via the TLR7 mechanism.
     Activation of the TLR7 receptor may also allow the patient’s immune system to attack cancer cells. Accordingly, we have also investigated ANA773 in a separate Phase I trial for the treatment of patients with advanced cancer.
     As part of the restructuring we initiated on June 3, 2009, we intend to suspend further development of ANA773 once dosing is completed for current cohorts in the ongoing HCV and oncology studies. Pending the outcome and analysis of the data from those trials, we currently intend to manage these programs as potential out-licensing opportunities.
     Anadys retains all commercialization rights to both ANA598 and ANA773, which were discovered at Anadys.
Strategic Restructuring
     On June 3, 2009 we initiated a strategic restructuring to focus our operations on the development of ANA598, in particular a proposed Phase II study of ANA598 in combination with interferon and ribavirin. This planned study is expected to provide important data at the end of this year and in the first two quarters of 2010. The strategic restructuring is expected to result in a reduction in our workforce of approximately 40%, with most of the employees departing by the end of June 2009 and several others departing at later dates prior to the end of 2009. As part of the restructuring, the positions of Sr. Vice President, Operations and Chief Financial Officer and Vice President, Human Capital will be eliminated, and accordingly, James Glover’s and Mary Yaroshevsky-Glanville’s employment with us is expected to terminate. We intend to retain the clinical development infrastructure required to conduct the Phase II study of ANA598, key capabilities directed toward pharmaceutical development and next generation non-nucleosides, and a streamlined administrative staff. We anticipate the reduction in force to generate annual cash expense savings of between approximately $4.0 million and $5.0 million. We are providing cash severance payments, continuation of benefits, outplacement services and certain stock option modifications to employees directly affected by the workforce reduction in exchange for a waiver and release of any potential claims. Mr. Glover’s and Ms. Yaroshevsky-Glanville’s severance arrangements are pursuant to their previously disclosed terms of employment, and will also include the stock option modifications being made available to all employees included in the workforce reduction. We estimate that, during the second and third quarters of 2009, we will incur one-time cash charges of approximately $1.1 million in severance costs and $0.2 million in continuation of benefits and outplacement services. In addition, we estimate that we will incur a one-time noncash charge of between $0.9 million and $1.2 million associated with the modification of stock options for individuals included in the reduction in workforce. We also intend to move our operations to a significantly smaller building in July 2009 upon the termination of our existing lease, and expect to achieve an annual facility expense reduction of approximately $1.8 million. We expect to complete the activities related to this strategic restructuring during the fourth quarter of 2009.
ANA598
     Proposed Phase II Study
     We are in the process of preparing for the first Phase II trial of ANA598 in combination with interferon-alpha and ribavirin, which is the current standard of care (SOC) for the treatment of hepatitis C. We intend to submit a protocol to the U.S. Food and Drug Administration, or the FDA, containing our proposed trial design in July 2009 and, if the FDA allows this trial to proceed, we intend to initiate the trial during the third quarter of 2009.
     Our current protocol design calls for 12 weeks of dosing ANA598 in naïve (previously untreated) genotype 1 patients in combination with standard of care, compared to a control arm that will receive a placebo and standard of care. After 12 weeks, patients are expected to continue to receive standard of care alone. The primary endpoints of the study are designed to be safety, tolerability and the percentage of patients with undetectable virus at four weeks (defined as Rapid Virologic Response, or RVR) and 12 weeks (defined as Early Virologic Response, or EVR). For patients who achieve an RVR and EVR response, the duration of treatment with standard of care alone after week 12 will be at the clinical investigator’s discretion.
     We would expect that some patients who achieve RVR would stop receiving all treatment at 24 weeks. Patients in this group would then be measured 12 weeks after treatment is ended to determine their HCV levels. Those who show undetectable levels of virus at that point will be deemed to have achieved a sustained virologic response as of week 12 (SVR12). Although SVR12 is not currently an endpoint recognized by the FDA for drug approval purposes, it is recognized within the HCV community as having significant predictive effect of measuring undetectable levels of HCV six months following cessation of treatment (Sustained Virologic Response, or SVR), which is when the disease is considered cured. Based on our assumption that some patients will stop treatment at 24 weeks, a factor that we cannot control, we would expect that some patients treated with ANA598 in the study will be measurable for SVR12 in the second half of 2010.
     The proposed dose levels in this study are 200 mg and 400 mg, each dosed twice daily (bid). In order to maximize early viral suppression, each patient receiving ANA598 would receive two 800 mg doses on day one (known as a loading dose) instead of the 200 mg or 400 mg doses. The decision to initiate dosing of patients in the 400 mg dose group would be determined after assessing 28 day data from the 200 mg dose group. We intend to enroll 90 patients in this study, in the proportions of 30 patients receiving ANA598 and 15 receiving placebo at each dose level. We intend to conduct this study at a number of clinical sites in the United States.
     We determined the proposed trial design for the ANA598 Phase II study after analyzing the results from our Phase Ib patient study together with the complete results from our 14 day study in healthy volunteers. As we announced in April 2009, in the 14 day study in healthy volunteers, three of the 24 subjects who received ANA598 in the study discontinued dosing prior to completion of the study due to the onset of rash. This rash was maculopapular in nature (red spots, some raised), appearing six to seven days after dosing and was mild to moderate with associated itching (classified as grade 2 in a commonly used classification scheme of five grades, with grade 5 being the most severe). Following conclusion of dosing in the 14 day healthy volunteer study and our announcement in April of the preliminary results from that study, we received and analyzed further pharmacokinetic data, which is data showing the amount of drug levels in the subjects’ blood at various points in time. From this data, we were able to identify what we believe is a relationship between the ANA598 blood levels and the incidence of rash in the healthy volunteers. In particular, although the analysis is based on a data sample of a relatively small number of subjects, we were able to identify a range of ANA598 blood levels below which no rash was observed in the healthy volunteer study. We then compared the ANA598 blood levels reached in the healthy volunteer study to the ANA598 blood levels reached in the Phase Ib patient study. Based on this analysis, we determined that ANA598 blood levels associated in the Phase Ib study with a 99% clearance of the virus within 36 hours (rapid median 2 log reduction in viral load) were well below the threshold ANA598 blood levels above which the rash was observed in the healthy volunteer study. Based on our analysis of this data, we are optimistic that our planned Phase II doses will be able to achieve the desired ANA598 blood levels in patients sufficient to provide significant antiviral effect without reaching the higher levels of exposure where we observed rash in the healthy volunteer study. As a result, this should minimize the likelihood that we will see a high incidence of rash caused by ANA598 in the Phase II study. However, these are only our predictions, based on simulation and modeling of data from a small number of subjects, and these predictions will need to be compared to actual data received in the proposed Phase II study.
     As part of our Phase II trial design, we intend to implement a patient management plan to ensure consistent assessment and treatment of patients across sites. Because a common side effect of standard of care is rash, we expect to see a 20-40% incidence of rash in the control arm (standard of care plus placebo) of the study. Based on our experience with rash in the 14 day healthy volunteer study, we are taking these actions in advance in our Phase II planning to facilitate the consistent characterization of rash across clinical sites and to help us identify the nature and likely source of any rash observed in the study.
     Toxicology Status
     In September 2008, we initiated long-term, chronic toxicology studies of ANA598, of 26 weeks duration in rats and 39 weeks duration in monkeys. Based on a now-completed analysis of data at the 13-week interim in both species, the No Observed Adverse Effect Level (NOAEL) in monkeys and male rats remains 1000 mg/ kg at 13 weeks, the highest dose being tested in the chronic studies. In female rats the NOAEL at the 13-week interim was 300 mg/kg, with the only adverse finding in female rats, observed only in the 1000 mg/kg dose group, being a marginal decrease in the rate of weight gain. We previously reported NOAELs in both species after 28 days of 1000 mg/kg, the highest dose tested in that study. The dosing portion of the 26-week study in rats is now complete, while the dosing portion of the 39-week study in monkeys is scheduled to conclude in June. Our preliminary assessment of the results from the 26-week study in rats indicates a similar profile to the 13-week results.
     Projected Data Timelines for ANA598
     If the FDA concurs with our proposed trial design for the first Phase II study of ANA598, we anticipate initiating this study during the third quarter of 2009. Based on the proposed trial design and this anticipated timing for starting the trial, we expect the following development milestones:
•	3rd Quarter 2009 Initiate dosing in Phase II trial of ANA598;

•	Year-End 2009 4-week safety and efficacy (RVR) data at 200 mg bid;

•	1st Quarter 2010 12-week safety and efficacy (EVR) data at 200 mg bid;

•	2nd Quarter 2010 Safety data, RVR and EVR data at 400 mg bid;

•	3rd Quarter 2010 SVR12 data for 200 mg patients who stop SOC at week 24; and

•	4th Quarter 2010 SVR12 data for 400 mg patients who stop SOC at week 24.
     ANA598 In Vitro Data
     As previously furnished on our Current Report on Form 8-K filed on April 23, 2009, in April 2009 we presented additional data on the preclinical profile of ANA598 at the European Association for the Study of the Liver (EASL). At that meeting we presented in vitro data showing that combinations of ANA598 with interferon-alpha, the protease inhibitor telaprevir and the nucleoside polymerase inhibitor PSI-6130 appear to be synergistic. These studies also show that ANA598 may retain activity against mutants known to confer resistance to other classes of direct antivirals, including protease inhibitors, nucleoside inhibitors and nonnucleosides that, through virtue of binding at a different site than ANA598, display a resistance profile distinct from that of ANA598. We also showed that genotypic mutations resistant to ANA598 appear to be fully susceptible to interferon-alpha, telaprevir and PSI-6130.
ANA773
     As part of our strategic restructuring, we intend to suspend further development of ANA773 once dosing is completed for current cohorts in the pending HCV and oncology studies.
     In our HCV program, we have initiated dosing in the 2000 mg dose group, in which eight patients will receive 2000 mg of ANA773 and two patients will receive matching placebo dosed every other day. In contrast to earlier cohorts who received ANA773 over 28 days, patients at 2000 mg will receive five doses over ten days. This modification, which was taken to avoid the expense of a manufacturing campaign to resupply the study, is not expected to significantly impact results since most of the antiviral decline observed in earlier cohorts at lower doses occurred in the early part of the 28-day dosing period. Following conclusion of dosing and receipt of data we intend to evaluate opportunities for a potential out-license of ANA773 for the HCV indication.
     We have suspended enrollment of new patients in the ongoing Phase I oncology trial of ANA773 in order to minimize expense. We plan for currently enrolled patients to continue to receive ANA773 until disease progression is observed and to conclude the trial once all patients reach this point. At that time, we would similarly evaluate opportunities for a potential out-license of ANA773.
Business Discussion Update
     We recently engaged in a variety of discussions around potential business transactions involving the Company and its assets. These discussions, which recently concluded, initially focused on ANA598 and subsequently evolved to consideration of a broader transaction. During the latter course of these discussions, we directed third party focus to the exclusive consideration of a broader transaction, although a number of companies expressed interest in discussing a licensing transaction specific to ANA598. We have elected to initiate the proposed Phase II study of ANA598 prior to exploring this licensing interest further. We cannot provide any assurances that we will enter into a licensing transaction around ANA598 on favorable terms, or at all.

RISK FACTORS
     You should consider carefully the following information about the risks described below, together with all of the other information included in this Current Report, and in our other filings with the Securities and Exchange Commission, or the SEC, before making any investment decisions regarding our securities. If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock would likely decline, and you may lose all or part of the money you paid to buy our securities.
Risks Related to Our Business
     Any significant set-back regarding, or the failure of, ANA598 will have a large negative impact on our business and stock price.
     Following our recently announced restructuring, we intend to actively pursue only the development of ANA598. As a result, our development portfolio entails a highly concentrated risk of failure. If the timing or results of clinical trials and non clinical studies of ANA598 do not meet our, your, analysts’ or others’ expectations, the market price of our common stock could decline significantly. Any significant set-back regarding, or the failure of, ANA598 will have a significant negative impact on us and our stock price.
     If the FDA does not agree with our proposed trial design for our planned Phase II study of ANA598, the study could be delayed or precluded, which could cause our stock price to decline significantly.
     We are in the process of preparing for the first Phase II trial of ANA598 and plan to submit a protocol in July 2009 for FDA review. We will need to gain agreement from the FDA on the Phase II trial design before initiating the Phase II study. There is no guarantee that the FDA will agree with our proposed trial design or that we will be able to reach consensus with the FDA on details of the trial within our desired timeframe, or at all. If the ANA598 program is not ready to transition to Phase II studies consistent with our stated timelines, our stock price could decline significantly.
     We may be unable to enter into future strategic transactions, and in particular transactions around ANA598 or ANA773, on terms acceptable to us, or at all.
     Our near and long-term viability will depend in part on our ability to successfully establish strategic transactions with pharmaceutical and biotechnology companies. Since we do not currently possess the resources necessary to independently fully develop and commercialize ANA598 or ANA773, we either will need to develop or acquire these resources on our own, which will require substantial funding, time and effort, or will need to enter into collaborative agreements to assist in the development and commercialization of these potential products. If we fail to establish collaborations or licensing arrangements on acceptable terms, we may need to delay or terminate one or more of our programs. Even if we successfully establish new collaborations, these relationships may never result in the successful development or commercialization of any product candidates or the generation of sales or royalty revenue.
     More specifically, we have elected to initiate the planned Phase II study of ANA598 prior to further exploring interest in a possible licensing transaction around ANA598. In addition, we plan to explore outlicensing opportunities for ANA773. There is no guarantee that we will enter into a future transaction around ANA598 or ANA773 on favorable terms, or at all, or that discussions will initiate or progress on our desired timelines. Completing transactions of this nature is difficult and time-consuming. Potentially interested parties may decline to re-engage or may terminate discussions based upon their assessment of our competitive, financial, regulatory or intellectual property position or for any other reason. Furthermore, we may choose to defer consummating a transaction relating to ANA598 until additional data is obtained. If we do not actively pursue a transaction around ANA598 until we have longer term viral load data, we and our stockholders will bear the risk that ANA598 will fail prior to any future transaction.
     We will need additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our development programs.

     Our March 31, 2009 cash, cash equivalents and marketable securities balance was $20.8 million. We believe that this balance, together with the proceeds expected from our recently announced offering of common stock and warrants, will be sufficient to satisfy our anticipated operational cash needs for at least the next 12 months. However, we will need to seek additional funding in order to conduct future development activities. There is no guarantee that additional funding will be available to us on acceptable terms, or at all. If funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our development programs.
     In addition, we will need to raise additional capital to, among other things:
•	fund our development programs;

•	acquire rights to products or product candidates, technologies or businesses;

•	establish and maintain manufacturing, sales and marketing operations; and

•	commercialize our product candidates, if any, that receive regulatory approval.
     Our future funding requirements will depend on, and could increase significantly as a result of many factors, including:
•	the progress of our clinical trials;

•	the progress of our nonclinical development activities;

•	our ability to establish and maintain strategic alliances;

•	the costs involved in enforcing or defending patent claims and other intellectual property rights;

•	the pace and timing of development activities conducted under joint development arrangements we may establish;

•	the cost and timing of regulatory approvals;

•	the costs of establishing or expanding manufacturing, sales and distribution capabilities;

•	the costs related to development and manufacture of pre-clinical, clinical and validation lots for regulatory and commercialization of drug supply;

•	the commercialization of ANA598, ANA773 and any additional products; and

•	the extent to which we acquire or invest in other products technologies and businesses.
     We do not anticipate that we will generate significant revenues from operations for at least several years, if ever. Until we can generate significant revenues from operations, we expect to satisfy our future cash needs through public or private equity offerings, debt financings, strategic alliances or other transactions, project financing and grant funding, as well as through interest income earned on cash balances. We cannot be certain that additional funding will be available to us on acceptable terms, or at all. If funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs or our commercialization efforts.
     Raising additional funds by issuing securities or through debt or project financing or strategic alliances and licensing arrangements may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights.
     We may seek to raise additional funds through public or private equity offerings, debt financings, project financings or strategic alliances and licensing arrangements. We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional capital by issuing equity securities, our stockholders’ ownership will be diluted. Other financing activities may also have an equity component, which also may lead to dilution. Any debt or project financing we enter into may involve covenants that restrict our operations. These restrictive covenants may include limitations on borrowing, specific restrictions on the use of our assets as well as prohibitions on our ability to create liens, pay dividends, redeem capital stocks or make investments. In addition, if we raise additional funds through strategic alliances and licensing arrangements, it may be necessary to relinquish potentially valuable rights to our potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. For example, we might be forced to relinquish all or a portion of our sales and marketing rights with respect to potential products or license intellectual property that enables licensees to develop competing products.

     We are at an early stage of development, and we may never attain product sales.
     Our existing organizational structure was formed in May 2000. Since then, most of our resources have been dedicated to the development of our proprietary drug discovery technologies, research and development and preclinical and early-stage clinical testing of compounds. Our current product candidates are at only the very early stages of clinical trials. ANA598, ANA773 and any other compounds that we may develop, may never be approved for commercial sales. These compounds will require extensive and costly development, preclinical testing and clinical trials prior to seeking regulatory approval for commercial sales. The time required to attain product sales and profitability is lengthy and highly uncertain, and we cannot assure you that we will be able to achieve or maintain product sales.
     We expect our net losses to continue for at least several years, and we are unable to predict the extent of future losses and when we will become profitable in our business operations, if ever.
     We have incurred net losses since our incorporation in 1992, and through March 31, 2009 we have an accumulated deficit of $264.8 million. Our losses are attributable in large part to the significant research and development costs required to identify and validate potential product candidates and conduct preclinical studies and clinical trials. To date, we have generated limited revenues, consisting of one-time or limited payments associated with past collaborations or grants, and we do not anticipate generating product revenues for at least several years, if ever. We expect to increase our operating expenses over at least the next several years in order to fund the development costs of our product candidates and further our development activities. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with our research and product development efforts, we are unable to predict the extent of any future losses or when we will become profitable in our business operations, if ever. Even if we do achieve profitability in our business operations, we may not be able to sustain or increase such profitability on an ongoing basis.
     The technologies on which we rely are unproven and may not result in the development of commercially viable products.
     Our current product candidates, ANA598 and ANA773, were selected based on the presumption that intervention at their respective targets, HCV polymerase and TLR7, offers a therapeutic benefit. There can be no assurance that intervention at either target will offer sufficient benefit and acceptable toxicity to warrant continued development and approval. ANA773 relies on the biology of a specific receptor, or protein, named Toll-Like Receptor-7, or TLR7. However, the interaction between small molecules and TLR7 represents a relatively new mechanism of action for the treatment of disease, including HCV and cancer, and there is no guarantee that an acceptable balance between therapeutic benefit and risk will be achieved with TLR7 agonists in HCV infected patients or in cancer patients. For example, in June 2006 we suspended dosing of ANA975, a TLR7 agonist prodrug, in our then on-going ANA975 clinical trial due to information from 13-week toxicology studies in animals that showed intense immune stimulation. We subsequently conducted additional pre-clinical studies and were unable to identify an acceptable balance between therapeutic benefit and risk using a daily dosing schedule over 13-weeks. Accordingly, we subsequently discontinued the development of ANA975 as a therapy for HCV infection. The science underlying ANA598 is also new and unproven, as no products acting at the HCV polymerase have been approved for marketing. ANA598 and ANA773 are at only the very beginning stage of clinical investigation. The process of successfully discovering product candidates is expensive, time-consuming and unpredictable, and the historical rate of failure for drug candidates is extremely high. If our approaches to drug discovery and development are not successful, we will not be able to establish or maintain a clinical development portfolio or generate product revenue.
     Because the results of preclinical studies and early clinical trials are not necessarily predictive of future results, we can provide no assurances that ANA598 or ANA773 will have favorable results in future clinical trials, or receive regulatory approval.
     Positive results from preclinical studies or early clinical trials should not be relied upon as evidence that later or larger-scale clinical trials will succeed. There is typically an extremely high rate of attrition from the failure of drug candidates proceeding through clinical trials. There is no guarantee that viral load declines seen in early patient trials will be replicated in future trials of longer duration and/or larger patient populations. For example, short-term viral load data from our ANA598 Phase Ib study may not translate into long-term benefit due to the potential emergence of resistant variants or other factors. Similarly, there is no guarantee that favorable safety and tolerability seen in short term studies will be replicated in studies of longer duration and/or in larger subject populations. For example, in a recently conducted 14 day healthy volunteer study, three of the 24 subjects who received ANA598 discontinued from the study due to the onset of a skin rash during the study. We cannot guarantee that our clinical trials will be able to demonstrate the ability to reach desired ANA598 blood levels in patients sufficient to provide significant antiviral effect, without reaching the levels of exposure where we observed rash in this healthy volunteer study. We can also not guarantee that we will not see rash caused by ANA598 in the Phase II study at lower ANA598 blood levels where we did not see rash in the 14 day healthy volunteer study. Furthermore, if concurrent toxicology studies have unexpected results, the clinical development of the compound at issue could be suspended, delayed and/or terminated. If ANA598, or any other product candidate, fails to demonstrate sufficient safety and efficacy in any clinical trial or shows unexpected findings in concurrent toxicology studies, we would experience potentially significant delays in, or be required to abandon, development of ANA598. If we delay or abandon our development efforts related to ANA598, we may not be able to generate sufficient revenues to become profitable, and our reputation in the industry and in the investment community would likely be significantly damaged, each of which would cause our stock price to decrease significantly.
     We intend to develop ANA598 as a component of combination treatments, which presents additional challenges to the drug development process.
     We are developing ANA598 as a potential component of future combination treatments. We may face additional challenges with this approach, as opposed to developing product candidates for monotherapy. For example, any negative properties of our product candidates may be exacerbated when combined with other agents and/or have unexpected effects in humans. Furthermore, the optimal development of our product candidates may entail explorations of combinations with other agents, which could require us to establish agreements or alliances with other companies or third parties. There is no guarantee that we will be able to enter into such alliances or agreements on terms that we view as favorable, or at all. If we are unable to optimize the development of our product candidates, our business prospects could be harmed, causing our stock price to suffer.
     To date, we have dosed ANA598 in patients for only three days as a single agent. There is no guarantee that in Phase II studies, in which ANA598 will be dosed for periods of longer duration in combination with other agents, we will be able to identify safe and tolerable doses that result in clinical benefit, as measured by clearance of virus and durability of that clearance.
     Although we have seen significant antiviral activity in HCV patients receiving ANA598 as a single agent over three days, it remains unknown what doses and duration of treatment with ANA598, if any, will be efficacious in combination therapy. Although we have presented in vitro data showing that combinations of ANA598 with current standard of care and with certain direct antiviral agents appear to be synergistic, these results may not be replicated in clinical trials. Also, it is possible that ANA598 will not be additive or synergistic with other potential components of future treatment regimens. Furthermore, it is possible that tolerability will be worse over longer durations of treatment than was seen for the same dose at a shorter duration of treatment, and it is possible that HCV patients will display different tolerabilities to ANA598 than healthy volunteers. For example, in a recently conducted 14 day healthy volunteer study, three of the 24 subjects who received ANA598 discontinued from the study due to the onset of a skin rash characterized as mild to moderate with itching (classified as grade 2 in a commonly used classification scheme of five grades, with grade 5 being the most severe) during the study, at comparable dose levels that were well tolerated over three days in patients. Similarly, if the tolerability of doses of ANA598 required for long-term treatment as part of future combinations is unacceptable or unfavorable relative to competitive product candidates, then the prospects for developing ANA598 as a treatment for chronic hepatitis C will be diminished, causing our stock price to decrease significantly.
     Our predictions and assumptions underlying our proposed ANA598 Phase II trial design may turn out to be wrong.
     Our dose selection for the planned ANA598 Phase II trial was based in part on a comparison of the ANA598 blood levels reached in a recent healthy volunteer study to the ANA598 blood levels reached in our Phase Ib patient study. In particular, the dose selection is designed to achieve ANA598 blood levels in patients sufficient to provide significant antiviral effect without reaching the levels of exposure where we observed rash in the healthy volunteer study. However, our predictions are based on data from a small number of subjects who received ANA598 over a short period of time, and we cannot guarantee that our predictions will be correct. If our predictions and assumptions underlying the dose selection are incorrect, the development of ANA598 will be harmed and our stock price will suffer.
     Our projected ANA598 data timelines through 2010 are based on certain factors beyond our control and on predictions and assumptions that may turn out to be wrong.
     Based on analysis and modeling of data from our Phase I ANA598 studies, we expect the predicted antiviral effect, when combined with the effects of current standard of care, to increase the percentage of patients who achieve RVR (non-detectible levels of virus after four weeks of treatment) and EVR (nondetectible levels of virus after twelve weeks of treatment). However, these are only predictions, based on data from a small number of subjects, and there is no guarantee that the actual data received from the proposed Phase II study will be consistent with these predictions. Our projected data timelines also assume that some patients who achieve RVR will stop all treatment at 24 weeks. However, the duration of treatment with standard of care alone after week 12 will be at the clinical investigator’s discretion and we cannot guarantee that any patients will achieve RVR in the study or that, if any do, the clinical investigator will stop treatment at 24 weeks. If no patients who achieve RVR stop treatment at 24 weeks, then our stated data timelines for SVR12 will not be met and our stock price will suffer.
     Fast track designation does not guarantee approval, or expedited approval, of ANA598 and there is no guarantee that ANA598 will maintain fast track designation.
     In December 2008, we announced that the FDA granted fast track designation to ANA598 for the treatment of chronic HCV infection. Under the FDA Modernization Act of 1997, fast track designation is designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions. Compounds selected must demonstrate the potential to address an unmet medical need for such a condition. Mechanisms intended to facilitate development include opportunities for frequent dialogue with FDA reviewers and for timely review of submitted protocols. However, the designation does not guarantee approval or expedited approval of any application for the product. Furthermore, the FDA may revoke fast track designation from a product candidate at any time if it determines that the criteria are no longer met.
     We are completing a Phase I clinical trial of ANA773 for HCV in the Netherlands and intend to suspend further development of the program after the current dose cohort completes dosing while we analyze the data and explore potential licensing interest in the program. There is no guarantee that the development of ANA773 will be pursued as a treatment for HCV.
     We have recently completed dosing the originally scheduled cohorts in a Phase I clinical trial of ANA773 for HCV that was designed to test ANA773 first in healthy volunteers and subsequently in HCV infected patients. In the patient portion of this study, we did not see evidence of immune stimulation or viral load reduction until the highest dose tested to date, the 1600 mg dose. At the 1600 mg dose level, in which eight patients received ANA773 and two patients received placebo every other day over 28 days, although we saw a statistically significant viral load decline in the dose cohort taken as a group relative to placebo, the average viral load reduction across the group was less than has been reported in numerous clinical studies of interferon-based products over similar periods. Accordingly, we have decided to explore a higher dose and are currently dosing patients at the 2000 mg dose level to see if increased drug levels result in greater viral load reductions. There is no guarantee that we will see greater viral load reduction at a higher dose of ANA773. Also, there is no guarantee that the dose levels required to induce the level of immune stimulation necessary to have an antiviral effect will be tolerable over time. If the HCV trial is stopped due to safety or tolerability issues, or if the tested doses fail to sufficiently reduce viral load, we will likely terminate development of the program and our business and stock price could suffer. Also, if we are unable to achieve viral load reduction at levels comparable to injectable interferon but with a cleaner side effect profile, the prospects for developing ANA773 as a competitive HCV product will be diminished. Furthermore, the Phase I clinical trial is being conducted in the Netherlands and not under a U.S. investigational new drug application, or IND. If, in the future, we or a licensee want to proceed with the development of ANA773 for HCV in the United States, approval from the FDA under a U.S. IND will be required. There is no assurance that the FDA will agree that ANA773 should be tested as an investigational treatment for HCV. Currently, there is no evidence that a TLR7 agonist can confer long-term benefit as a therapy for HCV at an acceptable safety risk, and there is no assurance that the FDA will view the data from our Phase I study in the Netherlands as sufficiently compelling to allow clinical investigation, even if we view the data positively. If the FDA does not view the data from our Phase I study in the Netherlands as sufficiently compelling, it may not allow studies under a U.S. IND, in which case development and commercialization of ANA773 for HCV in the United States would be precluded.
     In 2007 we terminated our ANA975 development program due to challenges seen in animal toxicology studies. To the extent that the ANA975 toxicology observations are mechanism related, our ANA773 programs for cancer and hepatitis C and ability to out-license this product candidate could be negatively impacted, causing our stock price to decline.
     ANA975 is an oral prodrug of isatoribine, a TLR7 agonist. In 2007 we discontinued the development of ANA975 as a treatment for HCV infection due to intense immune stimulation in animals. To the extent that any of the ANA975 toxicology observations are mechanism related, rather than compound specific, we, or a licensee, will need to determine whether the level of immune stimulation induced by TLR7 agonists can be modulated to achieve a potential therapeutic benefit with an acceptable safety profile. Although results from our recently concluded ANA773 13-week animal toxicology study indicated that with every-other-day dosing of ANA773, immune stimulation of a magnitude believed to confer therapeutic potential can be achieved without adverse toxicology findings, there is no guarantee that this favorable toxicology profile will persist in future toxicology studies of longer duration, or that we will not see adverse safety findings in humans. If we are unable to modulate the immunomodulatory effect with a dose and schedule that provides therapeutic benefit without causing unacceptable adverse events, then the future development of ANA773 may not be viable or attractive to a potential licensee, which could materially and adversely affect our business and cause our stock price to decline.
     Delays in the commencement of clinical testing of our current and potential product candidates could result in increased costs to us and delay our ability to generate revenues.
     Our potential drug products will require additional nonclinical testing and extensive clinical trials prior to submission of any regulatory application for commercial sales. Previously, we have conducted only early-stage clinical trials on our own. As a result, we have very limited experience conducting clinical trials. In part because of this limited experience, we cannot be certain that planned clinical trials will begin or be completed on time, if at all. Delays in the commencement of clinical testing could significantly increase our product development costs and delay product commercialization. In addition, many of the factors that may cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to denial of regulatory approval of a product candidate.
     The commencement of clinical trials can be delayed for a variety of reasons, including delays in:
•	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective contract research organizations and trial sites;

•	manufacturing sufficient quantities or producing drug meeting our quality standards of a product candidate;

•	obtaining approval of an IND application or proposed trial design from the FDA; and

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site.
     In addition, the commencement of clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size and nature of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, the number of other products under development competing for the same patients in trials and the eligibility criteria for the clinical trial.
     Delays in the completion of, or the termination of, clinical testing of our current and potential product candidates could result in increased costs to us and delay or prevent us from generating revenues.
     Once a clinical trial has begun, it may be delayed, suspended or terminated by us, potential future collaborators, the FDA, or other regulatory authorities due to a number of factors, including:

•	ongoing discussions with the FDA or other regulatory authorities regarding the scope or design of our clinical trials;

•	failure to conduct clinical trials in accordance with regulatory requirements;

•	lower than anticipated enrollment or retention rate of patients in clinical trials;

•	inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

•	lack of adequate funding to continue clinical trials;

•	negative results of clinical trials;

•	negative or potentially problematic results of ongoing and concurrent non-clinical toxicology studies;

•	requests by the FDA for supplemental information on, or clarification of, the results of clinical trials conducted in other countries;

•	insufficient supply or deficient quality of drug candidates or other materials necessary for the conduct of our clinical trials; or

•	serious adverse events or other undesirable drug-related side effects experienced by participants.
     Many of the factors that may lead to a delay, suspension or termination of clinical testing of a current or potential product candidate may also ultimately lead to denial of regulatory approval of a current or potential product candidate. If we experience delays in the completion of, or termination of, clinical testing, our financial results and the commercial prospects for our product candidates may be harmed, and our ability to generate product revenues will be delayed.
     Even if we successfully complete clinical trials of ANA598 or any future product candidate, there are no assurances that we will be able to submit, or obtain FDA approval of, a new drug application.
     There can be no assurance that if our clinical trials of ANA598 or any other potential product candidate are successfully completed, we will be able to submit a new drug application, or NDA, to the FDA or that any NDA we submit will be approved by the FDA in a timely manner, if at all. If we are unable to submit a NDA with respect to ANA598 or any future product candidate, or if any NDA we submit is not approved by the FDA, we will be unable to commercialize that product in the United States. The FDA can and does reject NDAs and may require additional clinical trials, even when drug candidates performed well or achieved favorable results in large-scale Phase III clinical trials. If we fail to commercialize ANA598 or any future product candidate, we may be unable to generate sufficient revenues to attain profitability, and our reputation in the industry and in the investment community would likely be damaged, each of which would cause our stock price to decrease.
     If we successfully develop products but those products do not achieve and maintain market acceptance, our business will not be profitable.
     Even if ANA598 or any future product candidates are approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any approved product candidate by physicians, healthcare professionals and third-party payors and our profitability and growth will depend on a number of factors, including:
•	our ability to provide acceptable evidence of safety and efficacy;

•	relative convenience and ease of administration;

•	the prevalence and severity of any adverse side effects;

•	availability of alternative treatments;

•	pricing and cost effectiveness;

•	effectiveness of our or our collaborators’ sales and marketing strategy;

•	our ability to obtain sufficient third-party insurance coverage or reimbursement; and

•	our ability to establish or maintain an attractive price for ANA598 when used in combination with other agents.
     If ANA598 or any future product candidate does not provide additional clinical benefit when included within a treatment regimen, that product likely will not be accepted favorably by the market. Similarly, if ANA773 does not provide additional clinical benefit when included within a treatment regimen, that product will likewise not be accepted favorably by the market. If any products we or our collaborators may develop do not achieve market acceptance, then we will not generate sufficient revenue to achieve or maintain profitability.
     In addition, even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time if:
•	new products or technologies are introduced that are more favorably received than our products, are more cost effective or render our products obsolete; or

•	complications, such as long-term toxicities and viral resistance, arise with respect to use of our products.
     We depend on outside parties to conduct our clinical trials, which may result in costs and delays that prevent us from obtaining regulatory approval or successfully commercializing product candidates.
     We engage clinical investigators and medical institutions to enroll patients in planned clinical trials and contract research organizations to perform data collection and analysis and other aspects of our preclinical studies and clinical trials. As a result, we depend on these clinical investigators, medical institutions and contract research organizations to properly perform the studies and trials. If these parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or for other reasons, our clinical trials may be extended, delayed or terminated. We may not be able to enter into replacement arrangements without undue delays or excessive expenditures. If there are delays in testing or regulatory approvals as a result of the failure to perform by third-parties, our drug development costs will increase and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. In addition, we may not be able to maintain any of these existing relationships, or establish new ones on acceptable terms, if at all.
     We do not have internal manufacturing capabilities, and if we fail to develop and maintain supply relationships with future collaborators or other outside manufacturers, we may be unable to develop or commercialize any of our products.
     Our ability to develop and commercialize products will depend in part on our ability to manufacture, or arrange for collaborators or other parties to manufacture, our products at a competitive cost, in accordance with regulatory requirements and in sufficient quantities for clinical testing and eventual commercialization. Our current manufacturing agreements reflect a much smaller scale than would be required for commercialization. If we are unable to enter into or maintain commercial-scale manufacturing agreements with future collaborators or capable contract manufacturers on acceptable terms the development and commercialization of our products could be delayed, which would adversely affect our ability to generate revenues and would increase our expenses.
     If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any products we may develop, we may not be able to generate product revenue.
     We do not currently have the capabilities for the sales, marketing and distribution of pharmaceutical products. In order to commercialize any products, we must build our sales, marketing, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. The establishment and development of our own sales force to market any products we may develop in the United States will be expensive and time-consuming and could delay any product launch, and we cannot be certain that we would be able to successfully develop this capacity. If we are unable to establish our sales and marketing capability or any other non-technical capabilities necessary to commercialize any product we may develop, we will need to contract with third parties to market and sell any products we may develop in the United States. We will also need to develop a plan to market and sell any products we may develop outside the United States. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.
     Our operating results may be harmed if our restructuring plans do not achieve the anticipated results or cause undesirable consequences.

     In June 2009, we initiated a restructuring, which includes the reduction of approximately 40% of our workforce and the suspension of further development of ANA773 once dosing is completed for current cohorts in the ongoing HCV and oncology studies. Our restructuring activities may yield unintended consequences, such as attrition beyond our planned reduction in workforce and reduced employee morale, which may cause our employees to seek alternate employment. Additional attrition could have a material adverse effect on our operational performance. In addition, as a result of the restructuring and the reduction in our workforce, we face an increased risk of employment litigation.
     If we are unable to retain key management and scientific staff, we may be unable to successfully develop or commercialize our product candidates.
     We are a small company and will have approximately 30 employees following our restructuring. Our success depends on our continued ability to retain and motivate highly qualified management and scientific personnel. In particular, our programs depend on our ability to retain highly skilled chemists, biologists, and preclinical and clinical personnel in the field of HCV.
     We may not be able to retain qualified management and scientific personnel in the future due to the intense competition for qualified personnel among biotechnology and pharmaceutical businesses, particularly in the San Diego, California area. If we are not able to retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly the achievement of our development objectives. In addition, all of our employees are “at will” employees, which means that any employee may quit at any time and we may terminate any employee at any time. Currently we do not have employment agreements with any employees or members of senior management that provide any guarantee of continued employment by us. We do not currently carry “key person” insurance covering members of senior management other than Steve Worland, Ph.D., our President and Chief Executive Officer. The insurance covering Dr. Worland is in the amount of $1.5 million. If we lose the services of Dr. Worland, or James L. Freddo, M.D., our Senior Vice President, Drug Development and Chief Medical Officer, or other members of our senior management team or key personnel, we may not be able to find suitable replacements, and our business may be harmed as a result.
     Earthquake or wildfire damage to our facilities could delay our research and development efforts and adversely affect our business.
     Our headquarters and research and development facilities in San Diego, California, are located in a seismic zone, and there is the possibility of an earthquake, which could be disruptive to our operations and result in delays in our research and development efforts. In addition, San Diego has experienced several severe wildfires during the past several years which have destroyed or damaged many businesses and residences in the San Diego area. In the event of an earthquake or a severe wildfire, if our facilities or the equipment in our facilities are significantly damaged or destroyed for any reason, or we are otherwise required to shut down our operations, we may not be able to rebuild or relocate our facility or replace any damaged equipment, or otherwise recommence our business operations, in a timely manner and our business, financial condition and results of operations could be materially and adversely affected.
     Our securities available-for-sale held in the form of marketable securities are subject to market, interest and credit risk that may reduce their value.
     A portion of our securities available-for-sale is invested in marketable securities. Our cash position may be adversely affected by changes in the value of these securities. In particular, the value of these holdings may be adversely affected by increases in interest rates, downgrades by rating agencies on the issuers of corporate bonds included in the portfolio and by other factors which may result in other than temporary declines in value of the investments. Each of these events may cause us to record charges to reduce the carrying value of our investment portfolio and may adversely affect our cash position.

Risks Related to Our Industry
     Because our product candidates and development and collaboration efforts depend on our intellectual property rights, adverse events affecting our intellectual property rights will harm our ability to commercialize products.
     Our commercial success depends on obtaining and maintaining patent protection and trade secret protection of our product candidates, proprietary technologies and their uses, as well as successfully defending these patents against third-party challenges. We will only be able to protect our product candidates, proprietary technologies and their uses from unauthorized use by third parties to the extent that valid and enforceable patents or effectively-protected trade secrets cover them.
     Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions. Accordingly, rights under any issued patents may not provide us with sufficient protection for ANA598 or ANA773 or provide sufficient protection to afford us a commercial advantage against competitive products or processes. In addition, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us.
     Even with respect to patents that have issued or will issue, we cannot guarantee that the claims of these patents are, or will be valid, enforceable or will provide us with any significant protection against competitive products or otherwise be commercially valuable to us. For example:
•	we might not have been the first to make, conceive, or reduce to practice the inventions covered by all or any of our pending patent applications and issued patents;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications will result in issued patents;

•	our issued or acquired patents may not provide a basis for commercially viable products, may not provide us with any competitive advantages, or may be challenged by third parties;

•	our issued patents may not be valid or enforceable;

•	we may not develop additional proprietary technologies that are patentable; or

•	the patents of others may have an adverse effect on our business.
     Patent applications in the United States are maintained in confidence for up to 18 months or longer after their filing. Consequently, we cannot be certain that we were the first to invent, or the first to file patent applications on our product candidates. In the event that a third party has also filed a U.S. patent application relating to our product candidates or a similar invention, we may have to participate in interference proceedings declared by the U.S. Patent Office to determine priority of invention in the United States. The costs of these proceedings could be substantial and it is possible that our efforts would be unsuccessful, resulting in a material adverse effect on our U.S. patent position. Furthermore, we may not have identified all U.S. and foreign patents or published applications that affect our business either by blocking our ability to commercialize our drugs or by covering similar technologies that affect our drug market.
     In addition, some countries, including many in Europe, do not grant patent claims directed to methods of treating humans, and in these countries patent protection may not be available at all to protect our drug candidates. Even if patents issue, we cannot guarantee that the claims of those patents will be valid and enforceable or provide us with any significant protection against competitive products, or otherwise be commercially valuable to us. We may be particularly affected by this because we expect that ANA598, if approved, will be marketed in foreign countries with high incidences of HCV infection.
     Other companies may obtain patents and/or regulatory approvals to use the same drugs to treat diseases other than HCV or cancer. As a result, we may not be able to enforce our patents effectively because we may not be able to prevent healthcare providers from prescribing, administering or using another company’s product that contains the same active substance as our products when treating patients infected with HCV or who have cancer.

     If we fail to obtain and maintain patent protection and trade secret protection of ANA598 or ANA773, proprietary technologies and their uses, the competition we face would increase, reducing our potential revenues and adversely affecting our ability to attain or maintain profitability.
     If we are sued for infringing intellectual property rights of others, it will be costly and time-consuming, and an unfavorable outcome in that litigation would have a material adverse effect on our business.
     Our commercial success also depends upon our ability to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. We may be exposed to future litigation by third parties based on claims that our product candidates, technologies or activities infringe the intellectual property rights of others. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in HCV and cancer. These could materially affect our ability to develop our drug candidates or sell our products. Because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our product candidates or technologies may infringe. There also may be existing patents, of which we are not aware, that our product candidates or technologies may inadvertently infringe. Further, there may be issued patents and pending patent applications in fields relevant to our business, of which we may become aware from time to time, that we believe we do not infringe or that we believe are invalid or relate to immaterial portions of our overall drug discovery and development efforts. We cannot assure you that third parties holding any of these patents or patent applications will not assert infringement claims against us for damages or seeking to enjoin our activities. We also cannot assure you that, in the event of litigation, we will be able to successfully assert any belief we may have as to non-infringement, invalidity or immateriality, or that any infringement claims will be resolved in our favor.
     There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. Any litigation or claims against us, with or without merit, may cause us to incur substantial costs, could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. In addition, intellectual property litigation or claims could result in substantial damages and force us to do one or more of the following if a court decides that we infringe on another party’s patent or other intellectual property rights:
•	cease selling, incorporating or using any of our product candidates or technologies that incorporate the challenged intellectual property;

•	obtain a license from the holder of the infringed intellectual property right, which license may be costly or may not be available on reasonable terms, it at all; or

•	redesign our processes or technologies so that they do not infringe, which could be costly and time consuming and may not be possible.
     If we find during clinical evaluation that our drug candidates for the treatment of HCV or cancer should be used in combination with a product covered by a patent held by another company or institution, and that a labeling instruction is required in product packaging recommending that combination, we could be accused of, or held liable for, inducing infringement of the third-party patents covering the product recommended for co-administration with our product. In that case, we may be required to obtain a license from the other company or institution to use the required or desired package labeling, which may not be available on reasonable terms, or at all.
     If we fail to obtain any required licenses or make any necessary changes to our technologies, we may be unable to develop or commercialize some or all of our product candidates.
     We may be involved in lawsuits or proceedings to protect or enforce our patent rights, trade secrets or know-how, which could be expensive and time-consuming.
     The defense and prosecution of intellectual property suits and related legal and administrative proceedings can be both costly and time-consuming. Litigation and interference proceedings could result in substantial expense to us and significant diversion of effort by our technical and management personnel. Further, the outcome of patent litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of the adverse party. This is especially true in biotechnology related patent cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree and which may be difficult to comprehend by a judge or jury. An adverse determination in an interference proceeding or litigation with respect to ANA598 or ANA773, to which we may become a party could subject us to significant liabilities to third parties or require us to seek licenses from third parties. If required, the necessary licenses may not be available on acceptable terms, or at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from commercializing ANA598 or ANA773, which could have a material and adverse effect on our results of operations.
     Furthermore, because of the substantial amount of pre-trial document and witness discovery required in connection with intellectual property litigation, there is risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the trading price of our common stock.
     Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect our intellectual property.
     We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. In order to protect our proprietary technology and processes, we also rely in part on confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover our trade secrets and proprietary information, and in such case we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
     Many competitors have significantly more resources and experience, which may harm our commercial opportunity.
     The biotechnology and pharmaceutical industries are subject to intense competition and rapid and significant technological change. We have many potential competitors, including major drug and chemical companies, specialized biotechnology firms, academic institutions, government agencies and private and public research institutions. Many of our competitors have significantly greater financial resources, experience and expertise in:
•	research and development;

•	preclinical testing;

•	clinical trials;

•	regulatory approvals;

•	manufacturing; and

•	sales and marketing of approved products.
     Smaller or early-stage companies and research institutions may also prove to be significant competitors, particularly through collaborative arrangements with large and established pharmaceutical or other companies. We will also face competition from these parties in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, and acquiring and in-licensing technologies and products complementary to our programs or potentially advantageous to our business. If any of our competitors succeed in obtaining approval from the FDA or other regulatory authorities for their products sooner than we do or for products that are more effective or less costly than ours, our commercial opportunity could be significantly reduced.

     If our competitors develop treatments for HCV or cancer that are approved faster, marketed better or demonstrated to be more effective than ANA598, ANA773, or any other products that we may develop, our commercial opportunity will be reduced or eliminated.
     We believe that a significant number of drugs are currently under development and may become available in the future for the treatment of HCV and certain cancers. Potential competitors may develop treatments for HCV or certain cancers that are more effective or less costly than our product candidates or that would make our product candidates obsolete or non-competitive. Some of these products may use therapeutic approaches that compete directly with ANA598 or ANA773. In addition, less expensive generic forms of currently marketed drugs could lead to additional competition upon patent expiration or invalidations.
     ANA598, a non-nucleoside polymerase inhibitor, was selected as a development candidate in June 2007. If approved, ANA598 would likely be used in combination with the current standard of care and/or other direct antiviral agents such as protease inhibitors and polymerase inhibitors. Any product currently approved or approved in the future for the treatment of HCV infection could decrease or eliminate the commercial opportunity of ANA598. Other non nucleoside inhibitors would likely be the most direct competitors for ANA598. To our knowledge, non-nucleoside polymerase inhibitor programs are currently under clinical evaluation by Pfizer, Gilead, Merck, Abbott, Boehringer Ingelheim and Vertex/ViroChem. Further, a number of companies have non-nucleoside polymerase inhibitor research and pre-clinical development programs.
     Other potential competitors are products currently approved for the treatment of HCV infection: Peg- Intron (pegylated interferon-alpha-2b), Rebetol (ribavirin), and Intron-A (interferon-alpha-2b), which are marketed by Schering-Plough, Pegasys (pegylated interferon-alpha-2a), Copegus (ribavirin USP), and Roferon- A (interferon-alpha-2a), which are marketed by Roche. Additional compounds in late state clinical trials for HCV include Albuferon, in development by Human Genome Sciences and Novartis, telaprevir, in development by Vertex Pharmaceuticals and Janssen Pharmaceutica, boceprevir and SCH-900518, in development by Schering-Plough, ITMN-191, in development by Intermune and Roche, TMC-435350, in development by Tibotec and Medivir , MK-7009 in development by Merck, BI-201335 in development by Boehringer Ingelheim, and R-7128 in development by Pharmasset and Roche.
     Any product currently approved or approved in the future for the treatment of cancer could decrease or eliminate the commercial opportunity of ANA773 in the oncology markets. Programs that most directly compete with the ANA773 oncology program at this time are other TLR agonists under evaluation for oncology indications, IMO-2055, in development by Idera and Merck KGaA and a cancer program in development by Dynavax.
     ANA773 is also subject to competition in the treatment of HCV from all of the HCV products and compounds in development listed above as potential competitors of ANA598 and most specifically from the products and development candidates that act as an immunomodulator or have an immunomodulatory component, including Peg-Intron (pegylated interferon-alpha-2b), Rebetol (ribavirin), Intron-A (interferonalpha- 2b), Pegasys (pegylated interferon-alpha-2a), Copegus (ribavirin USP), and Roferon-A (interferon-alpha- 2a), each of which are products currently approved for the treatment of HCV. IMO-2055, a TLR9 agonist in development by Idera, is also being studied in early stage clinical trials in HCV patients. Other agents in development as potential replacements to pegylated interferon-alfa include Alburferon, in development by Human Genome Sciences and Novartis and Locteron, in development by Biolex Therapeutics, both of which are longer-acting versions of interferon alfa. Also, in development as potential improvements to existing interferons are PEG-interferon lambda, in development by Zymogenetics and Bristol Myers-Squibb, and omega interferon in development by Intarcia Therapeutics.
     If we cannot establish pricing of our product candidates acceptable to the government, insurance companies, managed care organizations and other payors, any product sales will be severely hindered.
     The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect:
•	our ability to set a price we believe is fair for any products we or our collaborators may develop;

•	our ability to generate adequate revenues and gross margins; and

•	the availability of capital.
     In certain foreign markets, the pricing of prescription pharmaceuticals is subject to government control. In the United States, given recent federal and state government initiatives directed at lowering the total cost of health care, the U.S. Congress and state legislatures will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and on the reform of the Medicare and Medicaid systems. The trend toward managed health care in the United States, which could significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care, control pharmaceutical prices or reduce government insurance programs, may result in lower prices for our product candidates. While we cannot predict whether any legislative or regulatory proposals affecting our business will be adopted, the announcement or adoption of these proposals could have a material and adverse effect on our potential revenues and gross margins.
     If we cannot arrange for reimbursement policies favorable to our product candidates, their sales will be severely hindered.
     Our ability to commercialize ANA598 or any other product candidate successfully will depend in part on the extent to which governmental authorities, private health insurers and other organizations establish appropriate reimbursement levels for the cost of ANA598 or any other product and related treatments. Third party payors are increasingly challenging the prices charged for medical products and services, including treatments for HCV and cancer. Also, the trend toward managed health care in the United States as well as legislative proposals to reform health care, control pharmaceutical prices or reduce government insurance programs, may also result in exclusion of our product candidates from reimbursement programs. The cost containment measures that health care payors and providers are instituting and the effect of any health care reform could materially and adversely affect our ability to earn product revenue and generate significant profits and could impact our ability to raise capital.
     Product liability claims may damage our reputation and, if insurance proves inadequate, the product liability claims may harm our results of operations.
     We face an inherent risk of product liability exposure for claimed injuries related to the testing of our product candidates in human clinical trials, and will face an even greater risk if we or our collaborators sell our product candidates commercially. If we cannot successfully defend ourselves against product liability claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:
•	decreased demand for our product candidates;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	the inability to establish new collaborations with potential collaborators;

•	substantial costs of related litigation;

•	substantial monetary awards to patients; and

•	the inability to commercialize our product candidates.
     We currently have product liability insurance that covers our clinical trials and plan to increase and expand this coverage as we commence larger scale trials. We also intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for any of our product candidates. However, insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost and we may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise.
     Any claims relating to our improper handling, storage or disposal of biological, hazardous and radioactive materials could be time-consuming and costly.
     Our research and development involves the controlled use of hazardous materials, including chemicals that cause cancer, volatile solvents, including ethylacetate and acetonitrile, radioactive materials and biological materials including plasma from patients infected with HCV or other infectious diseases that have the potential to transmit disease. Our operations also produce hazardous waste products. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and waste products. If we fail to comply with these laws and regulations or with the conditions attached to our operating licenses, the licenses could be revoked, and we could be subjected to criminal sanctions and substantial liability or required to suspend or modify our operations. Although we believe that our safety procedures for handling and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of contamination or injury, we could be held liable for damages or penalized with fines in an amount exceeding our resources, and our clinical trials could be suspended. In addition, we may have to incur significant costs to comply with future environmental laws and regulations. We do not currently have a pollution and remediation insurance policy.
     Our business and operations would suffer in the event of system failures.
     Despite the implementation of security measures, our internal computer systems are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Any system failure, accident or security breach that causes interruptions in our operations could result in a material disruption of our drug discovery programs. To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur liability as a result, our drug discovery programs may be adversely affected and the further development of our product candidates may be delayed. In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches.
Risks Related to Our Common Stock
     Future sales of our common stock may cause our stock price to decline.
     Our current stockholders hold a substantial number of shares of our common stock that they are able to sell in the public market. Significant portions of these shares are held by a small number of stockholders. Sales by our current stockholders of a substantial number of shares or the expectation that such sale may occur, could significantly reduce the market price of our common stock.
     Our stock price may be volatile.
     The market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:
•	changes in the regulatory status of our product candidates, including the status and results of our clinical trials of ANA598 and ANA773;

•	significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

•	disputes or other developments relating to proprietary rights, including patents, trade secrets, litigation matters, and our ability to patent or otherwise protect our product candidates and technologies;

•	conditions or trends in the pharmaceutical and biotechnology industries;

•	fluctuations in stock market prices and trading volumes of similar companies, of our competitors or of the markets generally;

•	variations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance;

•	failure to meet or exceed securities analysts’ or investors’ expectations of our quarterly financial results, clinical results or our achievement of milestones;

•	sales of large blocks of our common stock, or the expectation that such sales may occur, including sales by our executive officers, directors and significant stockholders;

•	additions or departures of key personnel;

•	discussion of our business, products, financial performance, prospects or our stock price by the financial and scientific press and online investor communities such as chat rooms;

•	regulatory developments in the United States and foreign countries;

•	economic and political factors, including wars, terrorism and political unrest; and

•	technological advances by our competitors.

     Our quarterly results may fluctuate significantly, resulting in fluctuations in our stock price.
     We expect our results of operations to be subject to quarterly fluctuations. The level of our revenues, if any, and results of operations at any given time, will be based primarily on the following factors:
•	the status of development of ANA598, ANA773 and our other product candidates, including results of preclinical studies and clinical trials and changes in regulatory status;

•	our execution of collaborative, licensing or other arrangements, including arrangements involving ANA773, and the timing and accounting treatment of payments we make or receive under these arrangements;

•	whether or not we achieve specified research or commercialization milestones under any agreement that we enter into with collaborators and the timely payment by commercial collaborators of any amounts payable to us;

•	variations in the level of expenses related to our product candidates or potential product candidates during any given period; and

•	the effect of competing technological and market developments.
     These factors, some of which are not within our control, may cause the price of our stock to fluctuate substantially. In particular, if our quarterly operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.
     Our largest stockholders may take actions that are contrary to your interests, including selling their stock.
     A small number of our stockholders hold a significant amount of our outstanding stock. These stockholders may support competing transactions and have interests that are different from yours. In addition, the average number of shares of our stock that trade each day is generally low. As a result, sales of a large number of shares of our stock by these large stockholders or other stockholders within a short period of time could adversely affect our stock price.
     Anti-takeover provisions in our organizational documents and Delaware law may discourage or prevent a change in control, even if an acquisition would be beneficial to our stockholders, which could affect our stock price adversely and prevent attempts by our stockholders to replace or remove our current management.
     Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay or prevent a change in control, discourage bids at a premium over the market price of our common stock and adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. These provisions include:
•	dividing our board of directors into three classes serving staggered three-year terms;

•	prohibiting our stockholders from calling a special meeting of stockholders;

•	permitting the issuance of additional shares of our common stock or preferred stock without stockholder approval;

•	prohibiting our stockholders from making certain changes to our amended and restated certificate of incorporation or amended and restated bylaws except with 662/3% stockholder approval; and

•	requiring advance notice for raising matters of business or making nominations at stockholders’ meetings.
     We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for five years unless the holder’s acquisition of our stock was approved in advance by our board of directors. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

     We have never paid cash dividends on our capital stock and we do not anticipate paying dividends in the foreseeable future.
     We have paid no cash dividends on any of our classes of capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt or credit facility may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.
Forward Looking Statements
     Statements in this report that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the Company’s restructuring plans, its focus of operations, management of its ANA773 programs, its plans regarding the planned ANA598 Phase II trial, the potency, safety and tolerability profile of ANA598, which may not be duplicated in future clinical studies of longer duration, the planned timing for initiating the Phase II trial of ANA598, the proposed design of the ANA598 trial, the expected timing and occurrence of projected ANA598 Phase II data milestones, the Company’s predictions on the likelihood of seeing rash caused by ANA598 in the Phase II study based on analysis of the pharmacokinetic and viral load data from the Phase I trials, its reduction of its workforce, its ability to retain personnel, its ability to achieve cost-savings in connection with the restructuring and costs associated with the restructuring. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. For example, the restructuring may result in additional costs or other negative results not currently anticipated. Moreover, the results of preclinical and early clinical studies may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 will not have unforeseen safety issues, will have favorable results in the planned Phase II trial. Also, Anadys cannot provide any assurances that the FDA will concur with Anadys’ proposed ANA598 Phase II trial design. In addition, Anadys’ results may be affected by risks related to competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to enter into collaborations around its product candidates, its ability to successfully develop and market products, difficulties or delays in its preclinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its product candidates, regulatory developments involving its product candidates and its ability to obtain additional funding to support its operations. Risk factors that may cause actual results to differ are more fully discussed above and in Anadys’ other SEC filings. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

1.1	Placement Agent Agreement, dated June 3, 2009, by and between Anadys Pharmaceuticals, Inc. and Cowen & Company, LLC

4.1	Form of Warrant

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1)

99.1	Form of Subscription Agreement

99.2	Press Release Announcing Pricing of Offering

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANADYS PHARMACEUTICALS, INC.
Dated: June 4, 2009	By:	/s/ James T. Glover
		Name:	James T. Glover
		Title:	Senior Vice President, Operations and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

1.1	Placement Agent Agreement, dated June 3, 2009, by and between Anadys Pharmaceuticals, Inc. and Cowen & Company, LLC

4.1	Form of Warrant

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1)

99.1	Form of Subscription Agreement

99.2	Press Release Announcing Pricing of Offering